Exhibit 5.2

June 28, 2024

Board of Directors

New York Mortgage Trust, Inc.

90 Park Avenue

New York, New York 10016

Re:	New York Mortgage Trust, Inc. – 9.125% Senior Notes Due 2029

Ladies and Gentlemen:

We have acted as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of up to $69,000,000 aggregate principal amount of 9.125% Senior Unsecured Notes Due 2029 of the Company (the “Notes”) to be issued under a second supplemental indenture between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), dated as of the date hereof (the “Second Supplemental Indenture”), to the indenture between the Company and U.S. Bank National Association, as predecessor to the Trustee, dated January 23, 2017 (the “Base Indenture” and, together with the Second Supplemental Indenture, the “Indenture”), and sold to the Underwriters (as defined below) pursuant to the Underwriting Agreement, dated June 25, 2024 (the “Underwriting Agreement”), by and among the Company, on the one hand, and Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC, Wells Fargo Securities, LLC, Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co. (collectively, the “Underwriters”), on the other hand, including up to an additional $9,000,000 aggregate principal amount of the Notes to be issued to the Underwriters upon their exercise of the option to purchase additional Notes set forth in Section 3(b) of the Underwriting Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the foregoing, we have examined the following documents:

(i)            the Company’s Registration Statement on Form S-3ASR (Registration No. 333-258589), which became automatically effective upon filing with the Securities and Exchange Commission (the “Commission”) on August 6, 2021 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the Securities Act;

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 www.velaw.com

June 28, 2024 Page 2

(ii)           the base prospectus, dated August 6, 2021 (such base prospectus, including the documents incorporated by reference therein, the “Base Prospectus”), which forms a part of and is included in the Registration Statement, as supplemented by the preliminary prospectus supplement, dated June 25, 2024, in the form filed with the Commission on June 25, 2024 pursuant to Rule 424(b) under the Securities Act (including the documents incorporated by reference therein);

(iii)          the Issuer Free Writing Prospectus, dated June 25, 2024, as filed with the Commission on June 25, 2024;

(iv)          the final prospectus supplement, dated June 25, 2024, as filed with the Commission on June 26, 2024 pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus and the documents incorporated by reference therein);

(v)          an executed copy of the Underwriting Agreement;

(vi)          executed copies of the Base Indenture and the Second Supplemental Indenture;

(vii)         a copy of the certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the date hereof, as to certain factual matters (the “Officers’ Certificate”); and

(viii)        the global certificate used to evidence the Notes, as certified by the Secretary of the Company on the date hereof.

In addition to our examination of the documents referred to above, we also have examined originals or reproductions or certified copies of certain records of the Company and certificates of officers of the Company and of public officials. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such documents, (iii) the due authorization, execution and delivery of all documents by all parties, and, except to the extent expressly stated in the opinions contained herein, the validity, binding effect and enforceability thereof, (iv) the legal capacity of natural persons, (v) the genuineness of all signatures, (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents submitted for our examination, (vii) that the Notes have been duly authenticated, issued and delivered by the Trustee and (viii) the accuracy of the representations and warranties, and the respective performance of the agreements, of each of the Company and of the Underwriters in the Underwriting Agreement.

June 28, 2024 Page 3

As to factual matters, we have relied upon the accuracy of the representations and warranties made in the Underwriting Agreement, on certificates of officers of the Company and on certificates and oral advice of public officials. Without limiting the generality of the foregoing, for purposes of our opinion, we have not searched any electronic or other databases, nor have we conducted a search of the dockets of any court or administrative or other regulatory agency.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when executed and delivered by the Company and duly authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms under New York law, subject to the qualification that the enforceability of obligations of the Company thereunder may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws. With respect to the opinions expressed, we express no opinion as to the enforceability of provisions of the Indenture or the Notes (i) that provide for liquidated damages or any “make whole,” “yield maintenance” or “premium amount” to the extent they may be deemed a penalty or (ii) relating to amounts payable on the Notes upon acceleration that may be deemed to be unearned interest.

We do not purport to express any opinion on any laws other than the laws of the State of New York.

June 28, 2024 Page 4

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins LLP